Exhibit 99.1

NEWS RELEASE

For Immediate Release

CONTACT
Alison van Harskamp	Mark Bayer
Susquehanna Bancshares, Inc.	Community Banks, Inc.
(717) 625-6260	(717) 920-5820
alison.vanharskamp@susquehanna.net	mbayer@communitybanks.com

Susquehanna Bancshares Inc. and Community Banks Inc.
Shareholders Approve Merger
Transaction expected to close in November 2007

Lititz, PA & Harrisburg, PA—October 2, 2007—Susquehanna Bancshares, Inc. ("Susquehanna") (NASDAQ:SUSQ) and Community Banks, Inc. ("Community") (NASDAQ:CMTY) today jointly announced that both companies’ shareholders approved a merger transaction under which Susquehanna will acquire Community in a stock and cash transaction valued at approximately $860 million. Pending the expected regulatory approvals, today's vote enables the merger to proceed. Upon consummation of the merger, which is expected to occur on or about November 16, 2007, Susquehanna’s assets will total more than $12 billion.

CommunityBanks operates approximately 80 banking offices throughout central and eastern Pennsylvania and northern Maryland. Community branches will adopt the Susquehanna Bank name after the merger, increasing Susquehanna’s branch count to more than 230 throughout its Pennsylvania, Maryland, New Jersey and West Virginia footprint.

"Community's core markets, particularly in the York/Hanover and greater Harrisburg area, have long been at the forefront of our targeted expansion strategy,” said William J. Reuter, Susquehanna's Chairman, President and Chief Executive Officer. “Additionally, Community’s locations in the attractive markets of Lancaster, York and Berks Counties in Pennsylvania complement our existing franchise.”

Eddie L. Dunklebarger, Community’s Chairman, President and CEO said, "Susquehanna’s similar focus on community banking and its wealth management business complement Community’s. We believe that this combination will create tremendous value for our combined shareholders, customers, employees and communities.” Dunklebarger will become Vice Chairman of the Susquehanna Bancshares Board of Directors after the merger.

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Susquehanna-Community Merger/2 of 2

Susquehanna Bancshares, Inc., is a financial services holding company with assets of $8.3 billion. It includes three commercial banks that provide financial services at 164 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services. Susquehanna also operates an insurance and employee benefits company, a commercial finance company, and a vehicle leasing company. For more information, please visit www.susquehanna.net.

Community Banks, Inc., a financial holding company with approximately $3.8 billion in assets and 80 banking offices throughout central and eastern Pennsylvania and northern Maryland, is headquartered in Harrisburg, Pennsylvania.

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Susquehanna’s and Community’s current expectations, estimates and projections about future events. This may include statements regarding the timing of the transaction, the likelihood of regulatory approval, the timing and success of business plans and integration efforts once the transaction is complete, Susquehanna’s expectations or ability to realize growth and shareholder value through the acquisition of Community, and the impact of the transaction on Susquehanna and its business and financial operations. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Neither Susquehanna nor Community undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.